Exhibit 99.(28)(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial highlights” in the Prospectus and “Arrangements to disclose portfolio holdings to service providers and fiduciaries”, “Independent registered public accounting firm” and “Financial statements and report of independent registered public accounting firm” in the Statement of Additional Information dated April 29, 2022, and each included in this Post-Effective Amendment No. 48 to the Registration Statement (Form N1-A, File No. 333-104218) of UBS SMA Relationship Trust- Series M. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 28, 2022, with respect to the financial statements and financial highlights of UBS SMA Relationship Trust- Series M, included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 27, 2022